Exhibit 23.1

KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lattice Semiconductor Corporation:

We consent to the use of our reports dated February 26, 2019, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 29, 2018 and December 30, 2017, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2018, incorporated herein by reference.

Our reports refer to a change in method of accounting for revenue recognition in 2018, due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and related amendments.

/s/ KPMG LLP

Portland, Oregon

June 21, 2019